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Exhibit 5.1


                    [MAUPIN TAYLOR & ELLIS, P.A. LETTERHEAD]

                                January 16, 2002

The Board of Directors
Southern Community Financial Corporation
4701 Country Club Road
Winston-Salem, NC  27104-3521

         Re:      Form S-8 Registration Statement
                  Incentive Stock Option Plan

Ladies and Gentlemen:

         We have acted as counsel to Southern Community Financial Corporation, a North Carolina corporation (the "Company"), in connection with the Registration Statement on Form S-8 to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Incentive Stock Option Plan of the Company (the "Plan") pursuant to which shares of common stock, no par value, of the Company (the "Common Stock") will be offered. As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and such other documents and have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

         On the basis of the foregoing, it is our opinion that the Common Stock covered by the Registration Statement will, when issued and delivered in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable shares of common stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. Subject to the foregoing sentence, this opinion is given as of the date hereof and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                        Sincerely,

                                        MAUPIN TAYLOR & ELLIS, P.A.